Exhibit 99.1

[GRAPHIC APPEARS HERE]		News

September 22, 2003	Analyst Contact:	Weldon Watson
918-588-7158
	Media Contact:	Andrea Chancellor
918-588-7570

ONEOK renews $850 million credit agreement

Tulsa, Okla. – ONEOK, Inc. (NYSE:OKE) announced today that it has renewed its $850 million, 364-day credit agreement with a syndicate of 16 banks, led by Bank of America N.A. The expiration date for the agreement is September 20, 2004.

The syndicate includes all the banks that participated in the expiring credit agreement and 3 new banks. It also includes a term-out option, which allows ONEOK to convert any outstanding borrowings under the credit agreement into a 364-day term note at the expiration of the credit agreement. Commitments for the credit agreement were over-subscribed by more than $100 million.

Jim Kneale, senior vice president, chief financial officer, and treasurer, said, “We were pleased with the response to this renewal of our credit agreement. It will help ONEOK maintain the financial flexibility we need to manage our businesses and execute our strategy.”

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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